Exhibit 99.1

iAnthus Announces Ruling by the Ontario Superior Court of Justice

NEW YORK and TORONTO, Oct. 13, 2021 /CNW/ - iAnthus Capital Holdings, Inc. ("iAnthus" or the "Company") (CSE: IAN) (OTCPK: ITHUF), which owns, operates and partners with regulated cannabis operations across the United States, provides an update on its response to the Secured Noteholders' application (the "Application") iAnthus previously announced via news release on August 27, 2021 and that was the subject of an update on September 27, 2021 (the "September News Release").  On October 12, 2021, Justice Penny released his decision granting the Secured Noteholders' relief sought in the Application (the "Decision"). Specifically, Justice Penny granted the declaration sought by the Secured Noteholders and ordered that: "the Outside Date in the restructuring support agreement has been and is extended to the date on which any regulatory approval or consent condition to implementation of the Plan is satisfied or waived."

The Company is reviewing the Decision carefully and is considering the merits of an appeal.  iAnthus has the right to appeal the Decision to the Ontario Court of Appeal on or before 30 days from the release of the decision.

As described in the September News Release, the Secured Noteholders are subject to a stay that, among other things, prevents any party to the restructuring support agreement dated July 10, 2020 (the "RSA") from advancing or impeding the regulatory process for the closing of the transactions contemplated by the RSA (the "Recapitalization Transaction") until 48 hours after the release of Justice Penny's decision.  At the conclusion of the stay, iAnthus will continue to satisfy all of its obligations and pursue all of its rights under the RSA.  Prior regulatory approvals in Florida, Massachusetts, New York and Maryland necessary to close the Recapitalization Transaction are still outstanding.

A copy of the September News Release is available under iAnthus' SEDAR profile at www.sedar.com and under the Company's profile on the US Securities and Exchange Commission's website at www.sec.gov.

About iAnthus

iAnthus owns and operates licensed cannabis cultivation, processing and dispensary facilities throughout the United States. For more information, visit www.iAnthus.com.

COVID-19 Risk Factor

The Company may be impacted by business interruptions resulting from pandemics and public health emergencies, including those related to COVID-19. An outbreak of infectious disease, a pandemic, or a similar public health threat, such as the recent outbreak of COVID-19, or a fear of any of the foregoing could adversely impact the Company by causing operating, manufacturing, supply chain, and project development delays and disruptions, labor shortages, travel, and shipping disruption and shutdowns (including as a result of government regulation and prevention measures). It is unknown whether and how the Company may be affected if such a pandemic persists for an extended period of time, including as a result of the waiver of regulatory requirements or the implementation of emergency regulations to which the Company is subject. Although the Company has been deemed essential and/or has been permitted to continue operating its facilities in the states in which it cultivates, processes, manufactures, and sells cannabis during the pendency of the COVID-19 pandemic, there is no assurance that the Company's operations will continue to be deemed essential and/or will continue to be permitted to operate. The Company may incur expenses or delays relating to such events outside of its control, which could have a material adverse impact on its business, operating results, financial condition, and the trading price of the Company's common shares.

Forward Looking Statements

Statements in this news release contain forward-looking statements. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in Company's reports that it files from time to time with the SEC and the Canadian securities regulators which you should review including, but not limited to, the Company's Annual Report on Form 10-K filed with the SEC. When used in this news release, words such as "will", "could", "plan", "estimate", "expect", "intend", "may", "potential", "believe", "should" and similar expressions, are forward-looking statements. Forward-looking statements may include, without limitation, statements relating to the Company's financial performance, business development and results of operations, the Decision and the timing and outcome of the closing of the recapitalization transaction contemplated in the RSA.

These forward-looking statements should not be relied upon as predictions of future events, and the Company cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. If such forward-looking statements prove to be inaccurate, the inaccuracy may be material. You should not regard these statements as a representation or warranty by the Company or any other person that it will achieve its objectives and plans in any specified timeframe, or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company disclaims any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this news release or to reflect the occurrence of unanticipated events, except as required by law.

The Canadian Securities Exchange has not reviewed, approved or disapproved the content of this news release.

SOURCE iAnthus Capital Holdings, Inc.

View original content: http://www.newswire.ca/en/releases/archive/October2021/13/c7669.html

%CIK: 0001643154

For further information: CONTACT INFORMATION: For Corporate/Investors: Julius Kalcevich, CFO, iAnthus Capital, Holdings, Inc., 1-646-518-9411, investors@ianthuscapital.com; For Media: Greg Marose/Charlotte Kiaie, MKA Communications, 1-646-386-0091, ianthus@mkacomms.com

CO: iAnthus Capital Holdings, Inc.

CNW 10:00e 13-OCT-21